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                                                                   Exhibit 99.3



FOR IMMEDIATE RELEASE

For Further Information Contact:
Mr. Thomas H. Hicks
President & Chief Executive Officer
Phone    (954) 797-7960
Fax      (954) 797-8636



                  2Connect Reports Acquisition Letter of Intent

PLANTATION, FL (March 4, 1998) - 2Connect Express, Inc. (OTC Bulletin Board:
CNTCU) today announced that it has executed a Letter of Intent whereby Bobby Allison Cellular Systems of Florida, Inc., would merge with and into 2Connect. Bobby Allison Cellular is a Largo, FL headquartered, privately held, cellular and paging mall based specialty retailer, currently operating 12 stores in Florida. The proposed merger is contingent upon, among other things, the completion of a merger agreement between the two parties, not later than March 11, 1998. 2Connect Express, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code on January 12, 1998 in order to protect the interests of its creditors and shareholders. The proposed merger would, therefore, be incorporated in a Plan of Reorganization to be filed with the Bankruptcy Court, and be subject to confirmation of that Plan by the Court. 2Connect has, following the Chapter 11 filing, closed its' five poorest performing stores, begun liquidating excess inventory and reduced overhead. Sterne, Agee & Leach, Inc. a Birmingham, Alabama based investment banking firm, is acting as an advisor to 2Connect for the proposed merger and will further advise 2Connect regarding the future financing of the merged entity. The merger is proposed to take place immediately following 2Connect's emergence from the bankruptcy proceeding.

2Connect's Chief Executive Officer, Thomas H. Hicks, commented, "the Company's Board of Directors, management and the principals of both Bobby Allison Cellular and Sterne Agee & Leach have worked diligently over the past several weeks to construct a transaction that can be mutually beneficial to the creditors and shareholders of 2Connect. Upon combining the operations of Bobby Allison and 2Connect, it is expected that the business will employ a mall based real estate strategy, will focus on the core wireless, paging and telephone categories and will be led by the current principals of Bobby Allison Cellular. The proposed merger with Bobby Allison Cellular, if completed, will provide quality real estate, management, and critical mass to give 2Connect the opportunity to prosper and grow. The Company has begun a search for attractive mall locations in Florida and the southeastern United States."

2Connect Express, Inc. is a specialty retailer and direct, consultative marketer of communications related products and services under the name "2Connect, America's Total Communications Store". 2Connect is the first independent retailer and direct sales provider offering one stop shopping for communications related products and services to the individual and business community. The Company currently operates five stores in South Florida.